 UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2014

Victory Energy Corporation
(Exact name of registrant as specified in its charter)

Nevada	2-76219-NY	87-0564462
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3355 Bee Caves Road, Suite 608 Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

(512) 347-7300

(Registrant’s telephone number, including area code)

 N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On September 23, 2014, Aurora Energy Partners, a Texas general partnership (“Aurora”) of which Victory Energy Corporation, a Delaware corporation (the “Company”), is the managing partner and owner of a 50% partnership interest, and TELA Garwood Limited, LP (“TELA”) mutually agreed to the termination of the Purchase and Sale Agreement dated June 30, 2014 between Aurora and TELA (the “PSA”), as permitted by the terms of the PSA.

As previously disclosed, the PSA provided for the acquisition of certain of TELA’s right, title and interest in certain oil and gas assets (the “Acquired Assets”) at two closings, the first of which occurred on June 30, 2014, on which date Aurora acquired a 10% working interest and a 7.5% net revenue interest in approximately 2,180 gross acres located in Glasscock County and Howard County. The remaining Acquired Assets were to be purchased by Aurora at a second closing (the “Second Closing”). Pursuant to the termination of the PSA, the Second Closing will no longer occur as the result of certain title impairment issues that were uncovered during the due diligence process and that were not satisfied to the satisfaction of the Company and TELA. No penalties or payments were due as a result of the termination of the PSA.

A copy of the PSA is incorporated by reference herein as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure.

On September 30, 2014, the Company issued a press release announcing that it was concluding its Fairway Acquisition. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

10.1

Purchase and Sale Agreement dated as of June 30, 2014 between TELA Garwood Limited, LP and Aurora Energy Partners (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 8, 2014).

99.1	Press Release dated September 30, 2014

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Victory Energy Corporation

Dated: September 30, 2014	By:	/s/ Kenneth Hill
Kenneth Hill Chief Executive Officer